Exhibit 99

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation’s Second Quarter 2008 Earnings Reach a Record $80.4 Million or $1.90 per Share
$216.3 Million in Discretionary Cash Flow

Q2 08 Average Production of 44,200 BOE/D Up 8.0% from Q2 07

June 2008 Production of 47,100 BOE/D Up 12.7% from
March 2008 Average of 41,800 BOE/D

Company Increases Its 2008 Exploration and Development Budget to
$850 Million from $765 Million

DENVER – July 30, 2008 – Whiting Petroleum Corporation (NYSE: WLL) today reported record second quarter 2008 net income of $80.4 million, or $1.90 per basic and diluted share, on total revenues of $345.8 million.  This compares to second quarter 2007 net income of $26.5 million, or $0.72 per basic and diluted share, on total revenues of $192.9 million.  During the second quarter of 2008, as a result of rising commodity prices, Whiting recognized a non-cash, after-tax unrealized loss on commodity derivative contracts of $12.9 million, or $0.30 per share.

Discretionary cash flow in the second quarter of 2008 totaled a record $216.3 million, more than double the $100.2 million reported for the same period in 2007.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The increases in net income and discretionary cash flow in the second quarter of 2008 versus the comparable 2007 period were primarily the result of an 8% increase in the Company’s total equivalent production, a 67% increase in the Company’s net realized oil price and a 44% increase in its net realized gas price.

Production in the second quarter of 2008 totaled a record of 4.02 million barrels of oil equivalent (MMBOE), of which 2.80 million barrels were crude oil (70%) and 1.22 MMBOE was natural gas (30%).  This second quarter 2008 production total equates to a daily average production rate of 44,200 barrels of oil equivalent (BOE), compared to the 40,920 BOE per day average rate in 2007’s second quarter.  The second quarter 2008 daily average production rate of 44,200 BOE also represents a 7.5% increase from the first quarter 2008 daily average rate of 41,120 BOE.  June 2008 average production of 47,100 BOE per day represents a 12.7% increase from the March 2008 average daily rate of 41,800 BOE.

The net profits interest in properties conveyed to third-party holders of Whiting USA Trust I, which closed April 30, 2008, represented production of approximately 3,100 BOE per day in April 2008.  These volumes were included in Whiting’s production totals only for the month of April 2008.  Whiting’s acquisition of the Flat Rock field in the Uinta Basin closed May 30, 2008.  Net production of 3,010 BOE per day from the Uinta Basin properties was included in Whiting’s production totals only for the month of June 2008.

Production increases were due to a combination of successful drilling in the prolific Piceance and Bakken projects and continued increases in the Company’s CO2 flood projects.  The primary contributor to Whiting’s production increases in the second quarter of 2008 came from new wells in the Middle Bakken formation in the Sanish and Parshall fields in Mountrail County, North Dakota.  The following table summarizes the Company’s net production from the Sanish and Parshall fields in the second quarter and in June 2008:

	Number of Producing	Average Operated and Non-Op.		Q2 08 Net Production	June Net Production
Field	Wells	WI	NRI	(BOE/D)	(BOE/D)
Sanish	17	63%	51%	2,400	3,400
Parshall	48	25%	20%	4,000	5,000
Totals	65			6,400	8,400

Whiting has increased its exploration and development budget $85 million to $850 million for 2008.  The increase is due primarily to additional exploration and development activities across the Company’s regions.

Six Months Financial and Operating Results

For the six months ended June 30, 2008, Whiting reported net income of $142.8 million, or $3.38 per basic and $3.37 per diluted share, on total revenues of $609.8 million.  This compares to first half 2007 net income of $37.1 million, or $1.01 per basic and diluted share, on total revenues of $352.8 million.  Discretionary cash flow for the first six months of 2008 totaled $377.8 million, compared to $174.2 million in the comparable 2007 period.

Production in the first half of 2008 totaled 7.76 MMBOE, or 42,660 BOE per day, compared to first half 2007 production of 7.26 MMBOE, or 40,090 BOE per day.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “All of our production growth in the first half of 2008 was organic.  Our net production from the Middle Bakken formation more than doubled from March to June to a rate of more than 8,400 barrels of oil equivalent per day.  Our net production from the Boies Ranch prospect in the Piceance Basin ramped up to more than 6 million cubic feet per day in June from 744 thousand cubic feet per day in March.  In addition, combined production from our CO2 projects increased 3% to 11,700 BOE per day in June from 11,400 BOE in March.”

Mr. Volker continued, “We expect the momentum established in the second quarter to continue into the second half of this year and into 2009.  We have raised our production guidance for 2008 to a range of 16.5 MMBOE to 16.7 MMBOE.  The mid-point of this range would represent a 12.9% increase over our 2007 production total of 14.7 MMBOE.”

As of July 30, 2008, 14 operated drilling rigs and 34 operated workover rigs were active on our properties.  We were also participating in the drilling of 10 non-operated wells, most of which are located in the Parshall field.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Rocky Mountain
Bakken / Williston	5	4
Piceance	2	1
Green River	1	2
Permian	2	6
Mid-Continent	0	2
Gulf Coast	1	1
Postle	2	5
North Ward Estes	1	13
Totals	14	34

Other Noteworthy Events and Results

●           Whiting completed six significant single-lateral Bakken oil and gas producers in the Sanish field during the past 10 weeks.  The following table summarizes the results:

Well Name	WI	NRI	Completion Date	IP (BOE/D) 24-hr. Test	1st 30 Days (BOE/D)
Stenseth Trust 11-5H	73%	59%	07/06/08	3,044	N/A
Lacey 11-1H	86%	70%	07/01/08	2,330	N/A
Behr 11-34H	54%	44%	06/20/08	3,245	1,335
Abbott 11-18H	99%	80%	06/16/08	1,959	1,088
Locken 14-28H	78%	63%	05/31/08	1,719	935
Braaflat 11-11H	97%	78%	05/23/08	2,997	1,505

●           On May 30, 2008, Whiting completed its acquisition from Chicago Energy Associates, LLC of interests in producing gas wells and development acreage in the Flat Rock field in Uintah County, Utah for $364.4 million in cash. The acquisition also included gas gathering facilities. The effective date of the acquisition was January 1, 2008. Whiting funded the purchase price with borrowings under its existing bank credit facility.

Net production from the Flat Rock field averaged 18.1 million cubic feet (MMcf) of gas per day (3,010 BOE per day) in June 2008.  Whiting recently began drilling its first well in Flat Rock.  The Ute Tribal 1-30-14-20, in which Whiting holds a 100% working interest, is scheduled to test the Entrada sandstone at a depth of approximately 11,500 feet.  Approximately 17.5 MMcf of gas per day of the field’s daily gas output of 18.1 MMcf is from seven Entrada gas wells.  Whiting expects to drill and complete four additional 100%-owned Entrada wells by year-end 2008.

Forty-nine square miles of 3-D seismic support a current plan of up to 59 additional wells to more fully develop the Entrada and other formations on the 22,029 gross and 11,533 net acres included in the acquisition. Of these 59 additional wells, Whiting expects to operate 15 while 44 are expected to be operated by another experienced area operator.

●           On April 30, 2008, Whiting closed the initial public offering of Whiting USA Trust I at $20.00 per trust unit.  Whiting received net proceeds from this offering of $215.1 million.  The trust units began trading on the NYSE on April 25, 2008 under the symbol WHX.  After completion of the offering, Whiting owns 2,186,389 (15.77%) out of the 13,863,889 total outstanding trust units.  Based on the net proceeds from the initial public offering of $215.1 million, Whiting received $31.17 per BOE from the offering.

●           As mentioned previously, Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 8,400 BOE per day in June 2008, more than double the 4,153 BOE average daily rate in March 2008.

Whiting’s net production from the Sanish field in June 2008 averaged 3,400 BOE per day, compared to a net daily rate of 1,175 BOE in March 2008.  Whiting is currently drilling or completing seven operated wells in the Sanish field with an average working interest of 82%.  The Company currently has five operated rigs working in the field and expects to have nine operated rigs drilling in the area by year-end 2008.  Whiting has completed nine operated wells in the Sanish field in 2008 and expects to complete an additional 20 to 25 wells during the balance of the year.  Whiting expects all of these to be single-lateral wells drilled on 1,280-acre spacing units.  Ultimately, Whiting estimates that it has 128 operated locations in the Sanish field that are expected to be drilled during the next 36 months.  Potential in-fill drilling (drilling an 8,000-foot to 10,000-foot lateral across two 1,280-acre spacing units) would add to this total.  In addition, Whiting plans to test the Three Forks/Sanish formation in Mountrail County in the third quarter of 2008.  We hold a total of 118,571 gross acres (83,310 net acres) in the Sanish field.

In late June, the Company completed construction of the first phase of its Robinson Lake gas processing plant in the Sanish field and was selling approximately 170 net barrels per day of natural gas liquids (NGLs) in July 2008.  The installation of a 17-mile natural gas pipeline in the Sanish field is nearing completion.  Gas sales from Sanish of approximately 1 MMcf per day are expected to begin in the fourth quarter of 2008.  Following the anticipated expansion of the Robinson Lake gas plant in the first quarter of 2009, Whiting-operated net gas sales are expected to approximate 3 MMcf to 4 MMcf per day.

In the Parshall field, Whiting owns interests in 72,790 gross acres (14,982 net acres).  As of June 30, 2008, Whiting had participated in a total of 48 wells that produce from the Bakken formation, 24 of which were completed in 2008.  Whiting expects to participate in a total of 60 to 70 wells (up from the previous estimate of 50 to 60 wells) in the Parshall field in 2008 with an average working interest of 25%.  Eight drilling rigs were working in the Parshall field as of July 30, 2008.  Whiting’s net production from the Parshall field in June 2008 averaged 5,000 BOE per day, compared to a net daily rate of 2,978 BOE in March 2008.

●           At our Boies Ranch prospect in Rio Blanco County, Colorado, 13 wells were producing at a combined average net rate to Whiting of 6.1 MMcf of gas per day in June 2008.  Whiting holds an average working interest of 71% and an average net revenue interest of 62% in the 13 gas wells.  In addition, two wells are being drilled and eight wells are being completed or waiting on completion.  Of these eight wells, Whiting expects five to be completed and producing into a sales line by the end of August 2008 and the remaining three by the end of September.

Whiting recently completed a 3-mile, 10-inch diameter pipeline that has a total daily capacity of approximately 80 MMcf of gas at its Boies Ranch prospect (Sulphur Creek field).  Start-up of the pipeline facilities occurred on May 13, 2008.  The new pipeline connects to a supply trunk line feeding a 750 MMcf per day treating and processing facility connected to the Rockies Express pipeline (REX) that gives Whiting access to multiple intrastate and interstate markets.  The new pipeline connection will allow Whiting to market all of its gas at Boies Ranch without restriction.  The 42-inch diameter REX pipeline currently has a capacity of transporting 1.5 Bcf of gas per day.

Whiting holds 2,760 gross acres (1,570 net acres) on the Boies Ranch and Jimmy Gulch prospects.  In addition, we own 14,133 gross federal lease acres (2,501 net acres) in this immediate area.  Based on 20-acre spacing units, Whiting plans to drill a total of 110 wells on Boies Ranch and Jimmy Gulch, 24 of which are planned for 2008. Downspacing to 10 acres in certain areas of the field would generate additional locations.  Drilling operations are expected to commence at Jimmy Gulch in August 2008.

●           Whiting’s expansion of its CO2 flood at the Postle field, located in Texas County, Oklahoma, continues to generate positive results.  Production from the field has increased from a net 4,200 BOE per day at the time of its acquisition in August 2005 to a net 6,300 BOE per day in June 2008, an increase of 50%.  This project is part of the Company’s plan to expand the existing water and CO2 flood from the eastern half of the Postle field to the western half of the field.  The field includes six producing units covering a total of approximately 25,600 gross acres (24,223 net acres) with working interests of 94% to 100%.

●           The North Ward Estes field in Ward and Winkler Counties, Texas is responding to the Company’s CO2 injection, which was initiated in May 2007.  Net production from North Ward Estes in June 2008 averaged 5,400 BOE per day, up from 3,600 BOE per day during the first quarter of 2005, just prior to our July 2005 agreement to acquire the North Ward Estes field.  The current rate continues to increase over the net daily rate of 5,200 BOE per day in March of 2008 and 5,050 BOE per day in December 2007.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2008 and 2007:

	Three Months Ended
Production	6/30/08	6/30/07	Change
Oil and condensate (MMbbls)	2.80	2.38	18%
Natural gas (Bcf)	7.34	8.06	(9%)
Equivalent (MMBOE)	4.02	3.72	8%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$113.28	$57.38	97%
Effect of crude oil hedging	(17.19)	-
Realized price	$96.09	$57.38	67%

Natural gas (per Mcf):
Price received	$10.02	$6.95	44%
Effect of natural gas hedging	-	-
Realized price	$10.02	$6.95	44%

The decline in gas sales was primarily the result of the sale of South Texas properties, which was effective July 1, 2007.

Whiting recorded a loss of $48.1 million on its crude oil hedges during the second quarter of 2008, and no gain or loss on its natural gas hedges in the second quarter of 2008.  A summary of Whiting’s outstanding hedges is included later in this news release.

Second Quarter and First Half Costs and Margins

A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Production (MMBOE)	4.02	3.72	7.76	7.26

Sales price, net of hedging	$85.14	$51.74	$78.08	$48.56
Lease operating expense	14.29	13.96	14.58	13.92
Production tax	6.48	3.24	5.63	2.99
General & administrative	5.72	2.38	4.46	2.36
Exploration	1.45	1.16	1.83	1.54
Cash interest expense	3.52	5.13	3.63	5.09
Cash income tax expense	(0.21)	0.41	0.11	0.30
	$53.89	$25.46	$47.84	$22.36

With the exception of the Company’s basis differentials, all of its financial and operating statistics for the second quarter were in line with or better than its previously announced guidance.

During the second quarter, the company-wide basis differential for crude oil compared to NYMEX was $10.72 per barrel, which compared to $7.64 per barrel in the second quarter of 2007 and $8.38 per barrel in the first quarter of 2008.  Whiting expects its oil price differential to remain at $10.00 to $11.00 in the second half of 2008.

During the second quarter, the company-wide basis differential for natural gas compared to NYMEX was $0.92 per Mcf, which compared to $0.60 per Mcf in the second quarter of 2007 and $0.14 per Mcf in the first quarter of 2008.  Whiting expects its gas price differential to be in the range of $0.50 to $1.00 in second half of 2008.

Second Quarter 2008 Drilling Summary

The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three months and six months ended June 30, 2008:

	Gross/Net Wells Completed
					Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q208	84 / 30.1	4 / 1.6	88 / 31.7	96% / 95%	$222.4
6M08	131 / 55.8	9 / 2.1	140 / 57.9	94% / 96%	$410.3

Outlook for Third Quarter and Full-year 2008

The following table provides a summary of certain estimates for the third quarter and full-year 2008 based on current forecasts.  Whiting’s full-year 2008 capital budget is $850 million (excluding acquisition costs).

Whiting has adjusted third quarter production guidance for planned maintenance on the pipeline that transports crude oil from the Sanish and Parshall fields.  The maintenance is scheduled to take place from August 19 through August 23, 2008 and could affect as much as 40,000 barrels, or less than 1%, of total net production during the third quarter.  Whiting is looking at different markets for its crude oil production from this area during that period.

In addition, Whiting is making alternative marketing arrangements for its Piceance Basin gas production to mitigate the impact of scheduled testing on a section of the REX pipeline for most of September.  As previously mentioned, net production from the Company’s Boies Ranch prospect averaged 6.1 MMcf of gas per day in June 2008.

Guidance for the third quarter and full-year 2008 is as follows:

Guidance
	Third Quarter	Full-Year
	2008	2008
Production (MMBOE)	4.30 - 4.40	16.50 - 16.70
Lease operating expense per BOE	$ 13.70 - $ 14.00	$ 14.00 - $ 14.30
General and admin. expense per BOE	$ 3.90 - $ 4.10	$ 4.20 - $ 4.40
Interest expense per BOE	$ 4.05 - $ 4.25	$ 4.00 - $ 4.20
Depr., depletion and amort. per BOE	$ 14.10 - $ 14.50	$ 14.00 - $ 14.40
Prod. taxes (% of production revenue)	6.6% - 6.9%	6.6% - 6.9%
Oil Price Differentials to NYMEX per Bbl	$ 10.00 - $ 11.00	$ 9.50 - $ 10.00
Gas Price Differentials to NYMEX per Mcf	$ 0.50 - $ 1.00	$ 0.50 - $ 0.70

Oil Hedges and Fixed-Price Gas Contracts

Whiting Petroleum Corporation’s outstanding hedges and fixed-price gas contracts as of July 1, 2008 are summarized below:

			As a Percentage of
2008	Contracted Volume	NYMEX Price Collar Range	June 2008
Hedges	(Bbls per Month)	(per Bbl)	Oil Production

Q3	110,000	$48.00 - $70.85	12%
Q3	120,000	$60.00 - $75.60	13%
Q3	100,000	$65.00 - $81.00	10%
Q4	110,000	$48.00 - $70.20	12%
Q4	120,000	$60.00 - $75.85	13%
Q4	100,000	$65.00 - $81.20	10%

			As a Percentage of
	Natural Gas Volumes in	2008 Contract Price (1)	June 2008
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production

July 2008 – May 2011	25,000	$4.94	1%
July 2008 – Sep. 2012	67,000	$4.38	2%

(1) Annual 4% price escalation on fixed price contracts.

In conjunction with the Whiting USA Trust I, Whiting entered into certain oil and natural gas hedges on the underlying properties.  Whiting’s retained 10% interest in the underlying properties combined with its ownership of 2,186,389 trust units results in third-party public holders of trust units receiving 75.8%, and Whiting retaining 24.2%, of the future economic results of the hedge contracts listed below.

	Contracted Volume		NYMEX Price Collar Range
	Oil	Natural Gas
	Bbls per	Mcf per	Oil	Gas
Hedges	Month	Month	(per Bbl)	(per MMBtu)

2008	52,177	235,314	$82.00 - $132.81	$7.00 - $17.38
2009	48,166	198,974	$76.00 - $137.43	$6.50 - $17.11
2010	43,488	170,589	$76.00 - $134.98	$6.50 - $15.06
2011	39,614	150,313	$74.00 - $140.15	$6.50 - $14.62
2012	36,189	132,232	$74.00 - $141.72	$6.50 - $14.27

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Selected operating statistics
Production
Oil and condensate, Mbbl	2,798	2,381	5,392	4,626
Natural gas, MMcf	7,344	8,056	14,234	15,785
Oil equivalents, MBOE	4,022	3,724	7,764	7,257
Average Prices
Oil, Bbl (excludes hedging)	$113.28	$57.38	$101.88	$53.48
Natural gas, Mcf (excludes hedging)	$10.02	$6.95	$8.99	$6.65
Per BOE Data
Sales price (including hedging)	$85.14	$51.74	$78.08	$48.56
Lease operating	$14.29	$13.96	$14.58	$13.92
Production taxes	$6.48	$3.24	$5.63	$2.99
Depreciation, depletion and amortization	$13.63	$13.25	$13.56	$12.94
General and administrative	$5.72	$2.38	$4.46	$2.36
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$345,775	$192,904	$609,825	$352,826
Total costs and expenses	$217,911	$151,305	$383,179	$294,708
Net income	$80,449	$26,471	$142,763	$37,137
Net income per common share, basic	$1.90	$0.72	$3.38	$1.01
Net income per common share, diluted	$1.90	$0.72	$3.37	$1.01

Average shares outstanding, basic	42,320	36,808	42,296	36,789
Average shares outstanding, diluted	42,446	36,905	42,416	36,936
Net cash provided by operating activities	$206,638	$87,592	$329,091	$149,953
Net cash used in investing activities	$(398,163)	$(117,890)	$(568,664)	$(242,729)
Net cash provided by financing activities	$210,000	$30,000	$250,000	$90,294

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 31, 2008 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2008 financial and operating results.  Please call (888) 873-4896 (U.S./Canada) or (617) 213-8850 (International) and enter the pass code 40529254 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 31, 2008.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, July 31, 2008 and continuing through Thursday, August 7, 2008.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 34686270.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including the properties acquired from Chicago Energy; unforeseen underperformance of or liabilities associated with acquired properties, including the properties acquired from Chicago Energy; our ability to successfully complete potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Second Quarter Form 10-Q for the three and six months ended June 30, 2008, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2008	December 31, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,205	$14,778
Accounts receivable trade, net	199,782	110,437
Deferred income taxes	39,890	27,720
Prepaid expenses and other	33,152	9,232
Total current assets	298,029	162,167

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	3,874,820	3,313,777
Unproved properties	131,430	55,084
Other property and equipment	51,456	37,778

Total property and equipment	4,057,706	3,406,639

Less accumulated depreciation, depletion and amortization	(715,426)	(646,943)

Total property and equipment, net	3,342,280	2,759,696

DEBT ISSUANCE COSTS	12,881	15,016

OTHER LONG-TERM ASSETS	52,006	15,132

TOTAL	$3,705,196	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$50,366	$19,280
Accrued capital expenditures	79,096	59,441
Accrued liabilities	41,188	29,098
Accrued interest	10,633	11,240
Oil and gas sales payable	39,425	26,205
Accrued employee compensation and benefits	25,756	21,081
Production taxes payable	25,193	12,936
Current portion of deferred gain on sale	16,070	-
Current portion of tax sharing liability	2,587	2,587
Current portion of derivative liability	139,268	72,796

Total current liabilities	429,582	254,664

NON-CURRENT LIABILITIES:
Long-term debt	1,118,411	868,248
Asset retirement obligations	41,067	35,883
Production Participation Plan liability	51,889	34,042
Tax sharing liability	23,693	23,070
Deferred income taxes	317,889	242,964
Long-term derivative liability	37,871	-
Deferred gain on sale	82,418	-
Other long-term liabilities	2,290	2,314

Total non-current liabilities	1,675,528	1,206,521

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,586,046 and 42,480,497 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	43	42
Additional paid-in capital	970,387	968,876
Accumulated other comprehensive loss	(81,131)	(46,116)
Retained earnings	710,787	568,024

Total stockholders’ equity	1,600,086	1,490,826

TOTAL	$3,705,196	$2,952,011

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES AND OTHER INCOME:
Oil and gas sales	$390,536	$192,646	$677,267	$352,359
Loss on oil hedging activities	(48,111)	-	(71,023)	-
Amortization of deferred gain on sale	2,957	-	2,957	-
Interest income and other	393	258	624	467
Total revenues and other income	345,775	192,904	609,825	352,826
COSTS AND EXPENSES:
Lease operating	57,470	51,983	113,176	101,037
Production taxes	26,057	12,079	43,743	21,690
Depreciation, depletion and amortization	54,811	49,335	105,322	93,906
Exploration and impairment	8,643	6,643	19,627	15,820
General and administrative	23,007	8,876	34,622	17,161
Change in Production Participation Plan liability	11,690	2,058	17,847	4,150
Interest expense	15,671	20,754	31,217	40,253
Mark-to-market derivative (gain) loss	20,562	(423)	17,625	691
Total costs and expenses	217,911	151,305	383,179	294,708
INCOME BEFORE INCOME TAXES	127,864	41,599	226,646	58,118
INCOME TAX EXPENSE:
Current	(837)	1,515	872	2,141
Deferred	48,252	13,613	83,011	18,840
Total income tax expense	47,415	15,128	83,883	20,981
NET INCOME	$80,449	$26,471	$142,763	$37,137
NET INCOME PER COMMON SHARE, BASIC	$1.90	$0.72	$3.38	$1.01
NET INCOME PER COMMON SHARE, DILUTED	$1.90	$0.72	$3.37	$1.01
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	42,320	36,808	42,296	36,789
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	42,446	36,905	42,416	36,936

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	June 30,
	2008	2007
Net cash provided by operating activities	$206,638	$87,592
Exploration	5,815	4,318
Changes in working capital	3,887	8,268
Discretionary cash flow (1)	$216,340	$100,178

	Six Months Ended
	June 30,
	2008	2007
Net cash provided by operating activities	$329,091	$149,953
Exploration	14,227	11,178
Changes in working capital	34,454	13,110
Discretionary cash flow (1)	$377,772	$174,241

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, unrealized derivative losses and other non-current items less the gain on sale of properties and marketable securities.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.